Exhibit 2.1

TERMINATION AGREEMENT

Reference is made to that certain Agreement and Plan of Merger, dated as July 11, 2025, as amended (as the same may be further amended, restated or supplemented, the “Business Combination Agreement”), by and among Cayson Acquisition Corp (the “SPAC”), Mango Financial Group Limited, a Cayman Islands exempted company (“Mango”), North Water Investment Group Holdings Limited (“North Water”), the parent company of Mango Financial Limited (“Mango Financial”), and Mango Temp Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company (“Merger Sub”).

Pursuant to Section 8.1(a) of the Business Combination Agreement, the SPAC and Mango hereby mutually agree to terminate the Business Combination Agreement, effective as of the date hereof. Accordingly, notwithstanding anything to the contrary contained in the Business Combination Agreement, the Business Combination Agreement shall be of no further force or effect except for Section 5.20 (Fees and Expenses), Section 8.2 (Effect of Termination) and Article IX (Miscellaneous), which sections (collectively, the “Surviving Sections”) survive the termination of the Business Combination Agreement. As of the date hereof, the amount of fees and expenses that Mango is obligated to pay on behalf of the SPAC in accordance with the Business Combination Agreement is $45,125.36 (the “Expense Amount”), which amount is being paid by Mango to SPAC concurrently with the execution of this termination agreement. Upon receipt of the Expense Amount, the SPAC shall issue a non-interest bearing promissory note to Mango with a principal amount equal to the Expense Amount in the form attached hereto as Exhibit A (the “New Promissory Note”). The SPAC acknowledges and agrees that, upon receipt of the Expense Amount, such amount constitutes full, final and complete satisfaction and discharge of any and all obligations of Mango, North Water and their respective Affiliates under Section 5.20 (Fees and Expenses) of the Business Combination Agreement and otherwise in respect of the fees and expenses of the SPAC in connection with the Business Combination Agreement and the Transactions.

Notwithstanding the termination of the Business Combination Agreement, the parties acknowledge and agree that an aggregate principal balance of $1,525,000 is currently outstanding under those certain promissory notes issued by the SPAC to Mango Financial dated September 9, 2025 in the principal amount of $300,000, December 17, 2025 in the principal amount of $600,000 and March 18, 2026 in the principal amount of up to $750,000 (of which $625,000 has been drawn as of the date hereof) (collectively, the “Extension Notes” and together with the New Promissory Note, the “Notes”) and that the Notes shall survive and remain in full force and effect in accordance with their respective terms; provided that the SPAC and Mango agree that, subject to any necessary shareholder approval required by any national securities exchange on which the SPAC seeks to list, all the Notes shall be convertible into securities of the SPAC upon consummation of a Business Combination in the same manner as the New Promissory Note and the Extension Notes shall be deemed amended hereby accordingly.

Each of the Parties to the Business Combination Agreement hereby releases the others and their respective officers, directors, employees, stockholders, representatives, agents and affiliates and each of their respective heirs, executors, administrators, successors and assigns from any and all claims, demands, debts, accounts, contracts, obligations, liabilities, actions and causes of action, whether in law or in equity, which such Party ever had, now have, or hereafter may have against the other, directly or indirectly, arising out of or in any way relating to the Business Combination Agreement or its termination hereby except for those provided for hereunder, those arising under the Surviving Sections and the Notes. For the avoidance of doubt, nothing in this Agreement shall release, impair, discharge, waive or otherwise affect any rights, claims or obligations of any party or any of their respective Affiliates under or in respect of the Notes.

IN WITNESS WHEREOF, the undersigned have caused this Termination Agreement to be executed as of September 2, 2026.

CAYSON ACQUISITION CORP

By:	/s/ Yawei Cao
Name:	Yawei Cao
Title:	Chairman and CEO

MANGO FINANCIAL GROUP LIMITED ORP

By:	/s/
Name:
Title:

MANGO TEMP LIMITED

By:	/s/
Name:
Title:

NORTH WATER INVESTMENT GROUP HOLDINGS LIMITED

By:	/s/
Name:
Title:

EXHIBIT A

PROMISSORY NOTE

$45,125.36	As of September 2, 2026

Cayson Acquisition Corp (“Maker”) promises to pay to the order of Mango Financial Limited or its successors or assigns (“Payee”) the principal sum of Forty Five Thousand One Hundred Twenty Five Dollars and Thirty Six Cents ($45,125.36) in lawful money of the United States of America, on the terms and conditions described below.

1. Principal. The principal balance of this Note shall be repayable solely on the consummation by the Maker of an initial merger, capital share exchange, asset acquisition or other similar business combination with one or more businesses or entities (a “Business Combination”). Payee understands that if a Business Combination is not consummated, this Note will not be repaid and all amounts owed hereunder will be forgiven except to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering.

2. Interest. No interest shall accrue on the unpaid principal balance of this Note.

3. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

4. Events of Default. The following shall constitute Events of Default:

(a) Failure to Make Required Payments. Failure by Maker to pay the principal of this Note within five (5) business days following the date when due.

(b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of maker in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

5. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 4(a), Payee may, by written notice to Maker, declare this Note to be due and payable, whereupon the principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid principal balance of, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

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6. Conversion. Upon consummation of a Business Combination, if Maker does not have sufficient available resources to repay the Note in cash as determined by Maker in its sole discretion, the Maker shall have the right, but not the obligation, to cause the principal balance of this Note, in whole or in part, to be converted into units (“Units”) of the Maker at a price of $10.00 per Unit. The Units will be identical to the “private units” (as such term is defined in the Maker’s final prospectus for its initial public offering, dated September 19, 2024). As promptly as reasonably practicable after notice by Maker to Payee that it is exercising its right to cause the principal balance of this Note to be so converted, which must be made at least 24 hours prior to the consummation of the Business Combination, and after Payee’s surrender of this Note, Maker shall have issued and delivered to Payee, without any charge to Payee, a certificate or certificates (issued in the name(s) requested by Holder) for the number of Units of Maker issuable upon the conversion of this Note.

7. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

8. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agree that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

9. Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by telefacsimile or (v) sent by e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Cayson Acquisition Corp.

420 Lexington Avenue, Suite 2446

New York, New York 10170

If to Payee:

Mango Financial Limited

[INSERT ADDRESS]

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a telefacsimile transmission confirmation, (iii) the date on which an e-mail transmission was received by the receiving party’s on-line access provider (iv) the date reflected on a signed delivery receipt, or (vi) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

10. Construction. This Note shall be construed and enforced in accordance with the domestic, internal law, but not the law of conflict of laws, of the State of New York.

11. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed the day and year first above written.

CAYSON ACQUISITION CORP

By:
Name:	Yawei Cao
Title:	Chairman and CEO

ACCEPTED AND AGREED:
MANGO FINANCIAL LIMITED

By:
Name:	Jialing Zhang
Title:	Chairwoman

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